As filed with the Securities and Exchange Commission on November 24, 2008

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCHOOL SPECIALTY, INC.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	39-0971239
(State of Incorporation)	(I.R.S. Employer Identification No.)

W6316 Design Drive
Greenville, Wisconsin	54942
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

School Specialty, Inc.

 2008 Equity Incentive Plan

____________________________________

David J. Vander Zanden

Chief Executive Officer

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

(Name, address and telephone number, including area code, of agent for service)

With copies to:

C.J. Wauters

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

(414) 273-3500

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock,
$0.001 par value per share	2,000,000	$18.60	$37,200,000	$1,461.96

(1)

The registration fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  The registration fee is based on the average of the high and low price of a share of School Specialty, Inc. common stock on November 19, 2008 on the NASDAQ Stock Market.

PART I

The documents containing the information specified in Part I of this Form S-8 Registration Statement (“Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

(a)

The Registrant’s Annual Report on Form 10-K, filed June 25, 2008 (File No. 000-24385);

(b)

The Registrant’s Quarterly Reports on Form 10-Q, filed August 25, 2008 and November 24, 2008 (File No. 000-24385);

(c)

The Registrant’s Current Report on Form 8-K dated June 12, 2008 (File No. 000-24385);

(d)

The description of the common stock set forth in the Registrant’s Registration Statement on Form 8-A filed June 4, 1998 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Section 180.0851 of the Wisconsin Business Corporation Law (the “WBCL”) requires the Company to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company.  In all other cases, Section 180.0851 of the WBCL requires the Company to indemnify a director or officer against liability incurred by such person in a proceeding to which such person was a party because he or she was a director or officer of the Company, unless liability was incurred because he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes:  (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Section 180.0858 of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or by-laws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

Unless otherwise provided in the Company’s articles of incorporation or by-laws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL:  (i) by majority vote of a disinterested quorum of the board of directors or committee consisting of disinterested directors;

(ii) by independent legal counsel chosen by a majority vote of a disinterested quorum of the board of directors or a committee consisting of disinterested directors; (iii) by a panel of three arbitrators (one of which is chosen by disinterested directors as described above); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties and written undertaking to repay any amounts advanced if it is determined that indemnification by the Company is not required.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0857 of the WBCL permits the Company to purchase insurance on behalf of a director or officer of the Company against liability incurred by such person in his or her capacity as a director or officer or arising from his or her status as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to such person against the same liability under Sections 180.0851 to 180.0858 of the WBCL.

As permitted by Section 180.0858, the Company has adopted indemnification provisions in its by-laws that closely track the statutory indemnification provisions with certain exceptions.  In particular, Article VII of the Company’s by-laws, among other items, provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

In accordance with Section 180.0857 of the WBCL, Article VII of the Company’s By-laws allows the Company to purchase insurance for directors and officers.  Through insurance, the officers and directors of the Company are also insured for acts or omissions related to the conduct of their duties.  The insurance covers certain liabilities that may arise under the Securities Act of 1933, as amended.

Under Section 180.0828 of the WBCL, a director of the Company is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director’s conduct constituted conduct described in the first paragraph of this item.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with any proceeding involving securities regulation. In accordance with this provision, the Company’s By-Laws provide for mandatory indemnification and allowance of expenses for directors, officers, designated employees and designated agents for proceedings involving securities-related matters.

Item 8.  Exhibits

4.1

2008 Equity Incentive Plan of School Specialty, Inc., incorporated herein by reference to Appendix A of the School Specialty, Inc. definitive Proxy Statement dated August 19, 2008

5.1

Opinion of Godfrey & Kahn, S.C. regarding legality of the common stock being registered

23.1

Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1 hereto)

23.2

Consent of Deloitte & Touche LLP, independent registered public accounting firm

Item 9.  Undertakings *

The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and each filing of the plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 5 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*  Paragraphs correspond to Item 512 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, State of Wisconsin, on November 24, 2008.

SCHOOL SPECIALTY, INC.

By: /s/ David J. Vander Zanden

David J. Vander Zanden

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Date: November 24, 2008	By: /s/ David J. Vander Zanden David J. Vander Zanden Chief Executive Officer and Director (Principal Executive Officer)

Date: November 24, 2008	By: /s/ David N. Vander Ploeg David N. Vander Ploeg Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: November 24, 2008	By: /s/ Terry L. Lay Terry L. Lay Chairman of the Board

Date: November 19, 2008	By: /s/ A. Jacqueline Dout A. Jacqueline Dout Director

Date: November 24, 2008	By: /s/ Edward C. Emma Edward C. Emma Director

Date: November 24, 2008	By: /s/ Herbert A. Trucksess, III Herbert A. Trucksess, III Director

Date: November 24, 2008	By: /s/ Jonathan Ledecky Jonathan Ledecky Director

Date: November 24, 2008	By: /s/ Jacqueline F. Woods Jacqueline F. Woods Director

EXHIBIT INDEX

Exhibits

4.1

2008 Equity Incentive Plan of School Specialty, Inc., incorporated herein by reference to Appendix A of the School Specialty, Inc. definitive Proxy Statement dated July 10, 2008

5.1

Opinion of Godfrey & Kahn, S.C. regarding legality of the common stock being registered

23.1

Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1 hereto)

23.2

Consent of Deloitte & Touche LLP, independent registered public accounting firm